Master Agreement

entered into by and between	NN Europa ApS
Sundkrogsade 5
DK 2100 Copenhagen
Denmark

(hereinafter referred to as “Supplier”)

and	Schaeffler KG
Industriestrasse 1 - 3
91074 Herzogenaurach
Germany

acting for itself and on behalf of the companies located in the Federal Republic of Germany in which they or their respective shareholders individually or collectively, directly or indirectly hold a majority interest

(hereinafter referred to as “Customer”)

(each a “Party”; both, the “Parties”)

© 2006 Schaeffler KG, All rights reserved
Level: 07/2006

1.	Subject Matter of Master Agreement

1.1
This Master Agreement shall govern Supplier's long-term obligation to supply Customer with certain products (hereinafter the “Contract Products”) and the rights and obligations of the Parties associated therewith.

1.2
All agreements and transactions of the Parties shall be governed exclusively by the following terms and conditions. The application of Supplier's general terms and conditions or Customer's general purchasing conditions is hereby expressly excluded. The terms and conditions of this Master Agreement shall apply even when not expressly referenced in the applicable purchase order or scheduling agreement, and even when the Supplier or Customer refers to general terms and conditions and the other Party fails to expressly object to the incorporation of these terms and conditions.

1.3	Supplier shall deliver the Contract Products to Customer based upon purchase orders, volume contracts or scheduling agreements.

2.	Purchase order

2.1
Customer may place purchase orders for the delivery on specific delivery dates of fixed quantities of Contract Products. Each purchase order from Customer to Supplier shall be made in writing and include at least the following information:

-	product type(s)
-	price
-	quantity
-	delivery dates
-	place of delivery

2.2
The following provisions of this Section 2.2 shall apply only to the extent that the Parties have not agreed to deal with the matters herein in a different manner. Unless Supplier objects in writing, within 10 business days of the receipt of a written order, such order shall be deemed to have been accepted and confirmed by Supplier. Customer may terminate purchase orders up to eight weeks prior to the agreed delivery date. In the event of such termination, Customer shall bear the costs of materials that were already procured, as necessary within the scope of the order, prior to the termination and cannot otherwise be used. Upon such payment, Customer shall become the owner of such materials and shall instruct Supplier, and Supplier shall comply with such instructions, as to what has to be done with such materials. All other claims against Customer relating to such termination hereby shall be excluded.

© 2006 Schaeffler KG, All rights reserved
Level: 07/2006

3.	Scheduling agreement

3.1
Supplier and Customer may enter, with respect to one or more of the Contract Products, into a written agreement named “scheduling agreement”. Such agreement shall include at least the following information:

-	product type(s)
-	price
-	forecast of supply volume (non-binding target volume)
-	term
-	place of delivery

3.2
Supplier undertakes to have available sufficient personnel and technical resources to be able to supply the target volume specified in the scheduling agreement, as well as an additional volume of 15%.

3.3
Customer shall, within the limits of the target volume stipulated in the delivery schedule (plus additional volume), submit to Supplier written schedule lines defining the exact supply volumes and delivery dates for a certain time period. The submission of written schedule lines by Customer shall be deemed as release for the production and purchase of materials each for a certain go-ahead period. The written schedule lines shall be binding for the go-ahead period for production. For the go-ahead period for the purchase of materials Customer shall pay the costs of materials that are procured by Supplier, as necessary within the scope of such go-ahead period and that cannot otherwise be used. Upon such payment, Customer shall become the owner of such materials and shall instruct Supplier, and Supplier shall comply with such instructions, as to what has to be done with such materials. Any further claims of Supplier are excluded. With the exception of supply volumes defined in written schedule lines all supply volumes of Customer are provided to the best of Customer's knowledge but are not legally binding.

© 2006 Schaeffler KG, All rights reserved
Level: 07/2006

4.	Volume Contract

4.1
By entering into a volume contract, Supplier undertakes to hold a certain quantity of the Contract Products ready for delivery to Customer. For this purpose, Customer shall transmit a written volume contract to Supplier, which shall include at least the following information:

-	product type(s)
-	price
-	contract volume (a purchase obligation shall exist only if expressly agreed to in writing)
-	term

4.2
Unless Supplier objects in writing, within 10 business days of receipt of a written volume contract, to such written volume order, such volume contract shall be deemed to have been accepted and confirmed by Supplier. Supplier commits itself at all times to keep in stock the minimum quantity of Contract Products stipulated in the volume contract or, if no minimum volume has been stipulated, at least 25% of the contract volume, and to deliver such quantity of Contract Products immediately upon receipt of Customer's release order therefore. Upon receipt of written release order therefore from Customer, Supplier is obliged to deliver the stocked Contract Products to Customer within the delivery period stipulated in the volume contract or, if no delivery period is stipulated in the volume contract, within five business days of Customer's release order. If the quantity ordered by Customer exceeds the quantity to be kept in stock under the volume contract, then Supplier immediately shall manufacture the excess order quantity and deliver the same to Customer.

5.	Compliance with Regulations

Supplier shall ensure that it will, in good time, have obtained all information relevant to the performance of its contractual obligations as well as of Customer's intended use of the Contract Products. Supplier guarantees that the Contract Products are suitable for a safe and economical use in accordance with ail applicable regulations and are in conformity with the state of the art and science. When carrying out its performance(s), Supplier will observe all relevant standards, laws and legal regulations, in particular those concerning hazardous materials and dangerous goods, the protection of the environment and the prevention of accidents. Supplier will also act in compliance with generally acknowledged safety and industrial medicine specifications as well as with company standards of Supplier. Furthermore the Contractor is obliged to comply with the respective export control regulations and to inform the Customer unrequested in written form about the export control designation of the contractual products especially according to EU and US legislation at the latest with the delivery. Supplier shall notify Customer of any governmental permits or notification requirements that may be required for the import or the use of the Contract Products.

© 2006 Schaeffler KG, All rights reserved
Level: 07/2006

6.	Modification Requests

6.1
Customer is entitled to request from Supplier modifications in design and construction of the Contract Products, so long as Supplier can be reasonably expected to meet such requests. Supplier shall implement such modifications within a reasonable period of time. Mutually satisfactory agreements shall be concluded concerning the consequences of such modifications, in particular with regard to delivery dates, extra and reduced costs. Customer will determine such consequences within its reasonable discretion if agreement (regarding the matters outlined in the previous sentence) cannot be reached within a reasonable period of time.

6.2
Supplier shall notify Customer as soon as possible of any planned changes in the manufacturing process and the place of manufacture of Supplier or any sub-supplier, as well as any changes in the materials used by Supplier or any sub-supplier. Such changes may not be undertaken until its receipt of Customer's written consent. Supplier shall bear all costs incurred in connection with such changes.

6.3
Supplier is obligated to propose to Customer any changes to the Contract Products that Supplier deems necessary or advisable. Supplier shall not implement changes until its receipt of Customer's written consent.

6.4
During the term of this Agreement, the Parties shall make reasonable efforts to identify potential cost savings through continuous value analyses and to adjust the price accordingly. The Parties shall, on a case-by-case basis, agree upon the allocation of the cost benefits resulting from any potential savings identified through the Parties' joint value analyses.

© 2006 Schaeffler KG, All rights reserved
Level: 07/2006

7.	Prices/Payment Terms/Invoices

7.1
The agreed prices are firm prices. Unless otherwise agreed, payment will be made within 14 days with a 3% cash discount, until the 25th day of the subsequent month with a 2% cash discount, or within 90 days net. These periods are computed from the time of performance in compliance with the contract and receipt of a proper and verifiable invoice. If Customer receives and accepts a delivery at an earlier date than the date agreed upon, the payment period begins with the agreed delivery date. Customer is entitled to choose the method of payment in its own discretion (e.g., check or bill of exchange). Supplier agrees to participate, upon Customer's demand, in a credit note procedure.

7.2
Invoices are to be submitted without carbon copies but shall include the account, place of unloading, supplier number, part number, tax ID number, statistical product number (customs tariff code), order number, country of origin, number of pieces and price per piece, as well as volume per delivery.

7.3
Supplier is not entitled to assign a claim against Customer to a third party, or to have such claim collected by a third party. The provisions of § 354a of the German Commercial Code (Handelsgesetzbuch) shall not be affected by the foregoing sentence.

7.4
Supplier shall have the right to set-off against any claims of Customer or the right of retention, if and to the extent that Supplier's claims are undisputed or its counterclaims are final and non-appealable. Customer shall have the right to set-off against claims of Supplier any claims of affiliates of Customer within the meaning of section 15 AktG [German Stock Corporation Act]. Customer shall also have the right to set-off its claims against any claim of any affiliate of Supplier within the meaning of section 15 AktG.

8.	Spare Parts

8.1
Supplier shall ensure that he will continue to be able, for a period of at least 15 years following the termination of the supply relationship (e.g., discontinuation of series, expiration of scheduling agreement) and on reasonable terms and conditions, to deliver to Customer the Contract Products or parts thereof as spare parts.

© 2006 Schaeffler KG, All rights reserved
Level: 07/2006

8.2	Unless Customer has agreed-to otherwise, the prices for the Contract Products last agreed to by the Parties shall remain valid for the first three years of that period of time.

9.	Delivery Terms/Packaging

9.1
Deliveries are “DDU” (most recent Incoterms) to the location determined by Customer and, unless determined otherwise, shall include packaging and conservation. Customer's delivery and transport provisions in their most recent version shall apply. The Parties shall agree on dispatch notes on an individual basis. Each shipment shall include the shipping documents required by Customer, especially, a delivery note in duplicate.

9.2
If Incoterms other than “DDU” have been agreed upon, then Supplier shall inform Customer and the recipient designated by Customer in a timely manner of the size and weight of the shipment. Transport insurance, will be obtained by Customer to the extent that Customer is obligated to do so pursuant to the agreed-upon Incoterm.

9.3
When preparing the shipping documents, Supplier shall take into account that the customs clearance will be carried out at the plant of Customer and that Customer is exempted from the duty of presentation. For shipments from preferential countries, Supplier must provide a proof of preferential status with each shipment The long-term supplier declaration pursuant to EEC Reg. 1207/2001 must be presented annually. To the extent that the delivered goods require an export license, Supplier shall notify Customer thereof without undue delay, specifying the applicable export license number and export list position number.

9.4
To the extent that, under the agreed-upon Incoterm, Customer is responsible for the payment of any duties, taxes and other charges, Customer's payment obligation shall be limited to ordinary duties, taxes and other charges. Any extraordinary duties, taxes or other charges, such as customs penalties or anti-dumping duties, shall be paid by Supplier. Supplier shall, upon request, make available to Customer, all documents necessary for obtaining a refund of any paid duties, taxes or other charges.

© 2006 Schaeffler KG, All rights reserved
Level: 07/2006

9.5
Unless otherwise agreed, the Contract Products shall be packaged in conformity with the then effective Packaging Manual of Customer. If Customer returns reusable packaging to Supplier freight prepaid, Customer shall be entitled to a refund in the amount of the value of the packaging.

10.	Delivery Dates/Delivery Default

Agreed dates and time limits are binding. A delivery date or term requirement shall be deemed satisfied if Customer or the consignee determined by Customer has received the Contract Products in time. Supplier shall inform Customer immediately in written form about any foreseeable delay in delivery. The Supplier must also indicate the reasons for such delay and its expected duration. If the reason for the delay is beyond the control of Supplier, Supplier may invoke such reason only if Supplier has met its obligation to notify. In case of a culpable delay in delivery, Customer is entitled to demand a contractual penalty from Supplier. A penalty of 0,5% will be charged for each week or part of a week, the maximum penalty is 5% of the total order value. The agreement pertaining to the contractual penalty or enforcement thereof shall not affect any justified legal claims of Customer for delay in delivery. Paid contractual penalties shall be set off against claims for damages. The contractual penalty may be claimed until the date of payment of the delayed Contract Products.

11.	Quality Assurance

Customer's quality assurance agreement for suppliers, as amended from time to time, shall apply in addition to other applicable provisions. This quality assurance agreement may be viewed on Customer's Web site, www.ina.com, under the heading “Purchasing,” subheading “Norms,” or shall be mailed to Supplier upon request.

12.	Inspection of Incoming Contract Products

Customer inspects incoming Contract Products only with respect to externally apparent defects and externally apparent deviations in identity or volume. Customer will give notice of such defects without undue delay. Customer reserves the right to conduct additional inspections of Contract Products. Furthermore Customer will also give notice of defects as soon as such defects have been detected in the ordinary course of business. With respect to the foregoing, Supplier hereby waives the right to assert that the defects have been asserted too late. If defects have been discovered, Customer shall be entitled to return the entire shipment.

© 2006 Schaeffler KG, All rights reserved
Level: 07/2006

13.	Confidentiality

13.1
Unless the Parties have entered, or will enter, into a separate non-disclosure agreement, the following shall apply: Supplier shall keep secret all information received from Customer, including, without limitation, drawings, documents, know-how, samples, production devices, models, media, etc., may not make such information available to third parties (including any sub-suppliers) without the written consent of Customer and may not use such information for any purposes other than as determined by Customer. These obligations apply mutatis mudandis to copies and duplicates. This confidentiality obligation does not apply to information that the Supplier had already obtained legitimately at the time of disclosure provided such information was not subject to a confidentiality obligation, that the Supplier later obtains legitimately without being obligated to keep such information confidential, that is or becomes generally known to the public without any breach of contract by either Party or for the disclosure or the independent use of which the Supplier has received written permission. Supplier may not advertise its business relationship with Customer without the prior written consent of Customer. If Supplier breaches its foregoing obligations, a contractual penalty in the amount of Euro 25,000.00 shall become due and payable immediately for each breach. Supplier shall retain the right to have the reasonableness of the amount of contractual penalty determined by a court decision. Damages shall be set off against any paid contractual penalties.

13.2
Customer retains title and reserves all other rights (such as copyrights) in and to any information received from Customer. Copies or duplicates shall be made only with Customer's prior written consent. Title to the copies or duplicates passes to Customer at the time such copies or duplicates are created. Supplier hereby agrees with Customer that Supplier stores the copies or reproductions on behalf of Customer as bailee. Supplier agrees, to properly store, at its expense all documents and other objects, including copies thereof, that were made available to Supplier, to keep them in perfect condition, to obtain insurance for them and to return them to Customer or destroy them, in each case upon the request of Customer. Supplier has no right, on whatever grounds to retain such documents and items. Supplier shall confirm the complete return or destruction of the relevant document or item in writing.

© 2006 Schaeffler KG, All rights reserved
Level: 07/2006

14.	Liability for Product Defects/Costs

14.1
If a Contract Product is defective, Customer will be entitled to the statutory rights, unless the following conditions provide otherwise. If the industrial safety is threatened, if there is a danger of unusually high damages or for the purpose of maintaining Customer's ability to deliver its customers, Customer shall be entitled, following notification of the Supplier, to remedy the defects itself or have them remedied by a third party. Costs incurred as a result of remedial action taken in accordance with the preceding sentence shall be borne by Supplier. Supplier is responsible for all damages, costs and expenses resulting, directly or indirectly from defects. In case at least parts of a shipment have been found to be defective, Supplier will also be responsible for the costs for inspections of incoming goods that exceed the customary scope of inspection. The foregoing applies also to comprehensive and partial inspections of the shipment in the subsequent course of business by Customer and/or any of Customer's customers. If Supplier avails itself of a third party to carry out a performance, Supplier shall be held liable for this third party as for any other person employed in performing an obligation.

14.2
Supplier shall reimburse all costs incurred by Customer or any of Customer's customers in situations leading up to or arising in connection with liability for defects to the extent such costs have been incurred for the purpose of avoiding, preventing or mitigating damages (e.g. recalls).

14.3
Supplier shall reimburse all costs that Customer is obligated to bear as a matter of statutory liability vis-á-vis its customers to the extent that such costs are arising from defects of shipments delivered by Supplier.

14.4
Unless mandatory law provides otherwise, Supplier is liable for any defects that arise within 36 months of the date of receipt of the supplier's delivery or of the date of acceptance, provided such acceptance was required as a matter of law or agreement. In the case of Supplementary Specific Performance (cure of defects or delivery of goods free of defects) this period is extended by the time during which the Contract Product cannot be used as stipulated in the contract. Supplementary Specific Performance is also subject to the periods stated above. All claims relating to defects become time barred at the earliest two months after all claims of the final customer have been fulfilled. This delay in time bar expires at the latest five years after delivery to Customer.

© 2006 Schaeffler KG, All rights reserved
Level: 07/2006

15.	Product Liability

15.1	Supplier shall indemnify or release Customer from and against any and all third-party claims alleging that a defective Contract Product has resulted in death, bodily harm or property damage.

15.2	The Parties shall cooperate in all respects to defend against any pending or threatened claims. Supplier shall neither offer nor accept any settlements without the prior written consent of Customer.

16.	Insurance Coverage

Supplier shall, for the duration of the supply relationship and for a reasonable time period thereafter, maintain reasonable insurance with worldwide coverage for risks arising from the supply relationship (including, without limitation, business liability insurance, expanded product liability insurance including coverage for costs of installation and removal, inspection and sorting costs, and motor vehicle recall costs). Upon Customer's demand therefore, Supplier shall provide Customer with proof of insurance coverage.

17.	Reporting Duties

Supplier shall report to Customer, immediately upon having knowledge thereof, any safety defects or other irregularity of the Contract Products or any components thereof. In particular, Supplier shall make available to Customer, in the form requested by Customer, all information necessary for compliance with any reporting duties owed to any German or foreign government authorities.

© 2006 Schaeffler KG, All rights reserved
Level: 07/2006

18.	Warranty of Title

18.1
Supplier shall indemnify Customer and Customer's customers from any and all third party claims arising from the infringement of any intellectual property rights and shall bear any and all associated costs. Each Party agrees to notify the other immediately of any known infringement risks and alleged infringements of which it becomes aware, and both Parties agree to provide to each other an opportunity jointly to take appropriate defensive action against such claims.

18.2
Customer shall have the right, exercising the care of a prudent merchant, to procure at Supplier's cost from the owner of the property rights, any consents, approvals or licenses necessary for the use of the Contract Products and services.

19.	Trademark

Upon Customer's request, Supplier shall affix to the Contract Products to be delivered to Customer only the trademark specified by Customer. Supplier shall not use the trademark specified by Customer for any other purpose.

20.	Materials, Packaging and Tools provided by Customer

Substances, parts, containers, special packaging, tools, measuring instruments or substances or similar items provided by Customer (hereinafter “Accessory”) shall remain the property of Customer. In case of processing of Accessories, Customer will become co-owner of the new goods. The co-ownership share of Customer shall be equal to the proportionate value of the Accessories compared to the overall value of the new item. Accessories may be copied only with the prior written consent of Customer. The copies or duplicates become the property of Customer upon creation. Supplier shall not have any rights of retention on whatever basis to the Accessories. Neither Accessory nor copies or duplicates thereof, may be made available to third parties (which shall include sub-suppliers) or may not be used for any other purposes other than the agreed upon purpose.

© 2006 Schaeffler KG, All rights reserved
Level: 07/2006

21.	Tools

Notwithstanding any other agreement to the contrary, Customer shall receive full ownership or co-ownership of the tools to the extent that Customer has contributed to the proven costs for tools used in the manufacture of the supplied Contract Products. Customer shall acquire (co-) ownership of the tools upon payment. The tools shall remain on loan with Supplier. Supplier shall require the consent of Customer to dispose (in the legal or the factual sense of the term) of the tools, to move the location of the tools or to disable the tools permanently. Supplier shall label the tools as the property of Customer or property held in co-ownership by Customer as applicable. Supplier shall bear the costs for maintenance, repair or replacement of the tools. Customer shall have title in the replacement tools in the same proportion as in the original tools. Supplier must use the tools (co-)owned by Customer exclusively for the purpose of manufacturing the Contract Products. After the end of delivery, Supplier must, upon request of Customer, immediately turn over the tools to Customer. For tools co-owned by Customer, Customer shall, following hand over of the tools to Customer, reimburse Supplier for the then present value of Supplier's co-ownership share. In no event shall Supplier have a right to retain the tools. Supplier's obligation to turn over the tools shall apply also in case of an insolvency application with respect to Supplier and in cases of long term interruptions of the supply relationship. Supplier shall insure the tools within the agreed upon scope or, absent such agreement, within the customary scope.

22.	Software

Supplier agrees to modify/improve the software pursuant to the instructions of Customer and in exchange for an adequate reimbursement of costs for a period of 5 years from the shipment of the respective Contract Products, unless the scope of the delivery includes standardized software. To the extent the software originates with a supplier of Supplier, Supplier shall obligate such earlier supplier accordingly.

Supplier shall deposit the source code of the software with a German notary of its choice and shall communicate to Customer the depositee's information. Customer shall have the right to access the deposited source code in all instances in which Supplier fails or is unable to perform its obligation under the first sentence of this section.

© 2006 Schaeffler KG, All rights reserved
Level: 07/2006

23.	Force Majeure, Long-Term Inability to Deliver Contract Products, Right of Emergency Production

23.1
Industrial conflicts, riots, acts of government and any other events that are unpredictable and unpreventable exempt the concerned party from the contractual obligations, in each case for such time as the disturbance exists and within the scope of its effects. The party affected by the force majeure event must fully inform the other party and must make all efforts, within the limitations of what can reasonably be expected, to limit the effects of such events. The party affected by the force majeure event must notify the other party without undue delay of the end of the force majeure event.

23.2
In cases of a long term inability to deliver, cessation of payments, the opening of an insolvency proceeding, the refusal to open insolvency proceedings due to insufficient assets or the commencement of comparable proceedings with respect to one of the parties the other party shall be entitled to rescind the contract with respect to the part that has not yet been performed. If one of the foregoing events occur with respect to Supplier, Supplier shall support Customer to the best of its abilities in the efforts of Customer to move the manufacture of the Contract Products to Customer or to a third party, which support shall include the granting of licenses to intellectual property rights to the extent such rights are necessary for the manufacture of such Contract Product(s), such licenses to be granted on terms customary in the industry.

23.3
In all cases of an anticipated or actual long-term inability to deliver the Contract Products, including in the event of a termination of the agreement by Customer for cause, Supplier shall grant a right of emergency production to Customer or to a third party designated by Customer, i.e., Supplier shall make available to Customer ail necessary tools and know-how (including licenses for property rights), and take all other measures, including personnel assistance and instruction, necessary for the continuation of production at a location designated by Customer. If Supplier is at fault for its inability to deliver the Contract Products, then the right of emergency production shall be granted to Customer at no charge; in all other cases, Customer shall reimburse Supplier for the proven costs incurred in connection therewith. Supplier shall have the right, upon reaching an agreement with Customer, to respond to any threatened or actual inability to deliver the Contract Products by relocating production of the Contract Products to one of Supplier's other plants.

© 2006 Schaeffler KG, All rights reserved
Level: 07/2006

24.	Term

24.1	This Master Agreement shall enter into effect at the time of the execution thereof by both Parties and shall have an indefinite term.

24.2	Unless otherwise agreed, either Party may terminate this Agreement as of the end of any given month by giving twelve months' prior written notice to the other Party.

24.3
Termination of this Master Agreement shall have no effect upon the continued validity of any agreements made by the Parties with respect to the supply of Contract Products pursuant to this Master Agreement, the provisions of this Master Agreement continuing to be in full force and effect with respect to such agreements.

25.	Termination for Cause

In addition to the statutory termination rights, Customer shall have the right to terminate in writing for cause this Master Agreement, and/or any agreements made by the Parties with respect to the supply of Contract Products, without being required to provide any advance notice. Termination for cause shall include any of the following:

-	Supplier's failure, despite Customer's notice, on two or more occasions to deliver the Contract Products in compliance with the agreement of the Parties;

-	Supplier's failure, as detected during an audit, to produce the Contract Products in accordance with the quality norms specified by Customer;

-	Supplier's failure to meet its payment obligations in a timely manner, or the filing of a petition for the initiation of insolvency proceedings or comparable proceedings with respect to Supplier;

© 2006 Schaeffler KG, All rights reserved
Level: 07/2006

-	Substantial change in the ownership structure or management of Supplier; or

-	Supplier's serious breach of a material contractual obligation, including but not limited to the duty of confidentiality.

26.	General Provisions

26.1	The place of performance for all deliveries and services shall be the destination specified by Customer.

26.2
This Master Agreement, as well as any modifications, side agreements or termination notices shall require written form. Unless otherwise provided in this Master Agreement, all other representations or notices shall be valid only if in writing.

26.3
The contractual relationship shall be governed by the laws of the Federal Republic of Germany, excluding the German conflict of laws rules and the provisions of the UN Convention on Contracts for the International Sale of Goods (CISG), Unless the Parties agree to the exclusive jurisdiction of another competent court, all disputes between the Parties shall be heard and resolved by a court of competent jurisdiction in Nuremberg, Germany. Notwithstanding the foregoing, Customer shall have the right to file legal actions against Supplier in any other court of competent jurisdiction.

26.4
In the event that any provision of this Agreement is invalid or may become invalid, the validity of the remaining provisions shall not be affected thereby and shall remain valid. The Parties commit themselves, in good faith, reasonably to replace any invalid provision with a valid provision that has an economic result equivalent the original provision.

26.5	Supplier shall not, without the prior written consent of Customer, transfer to any third parties any rights and obligations set forth in this Master Agreement.

© 2006 Schaeffler KG, All rights reserved
Level: 07/2006

26.6	Customer shall store and process all (personal) data necessary for the performance of this Agreement in compliance with applicable law.

Place, Date	Herzogenaurach, 05.01.2007

NN Europe ApS	Schaeffler KG

/s/ illegible	/s/ illegible

© 2006 Schaeffler KG, All rights reserved
Level: 07/2006

Amendment to the
Master Agreement

entered into by and between	NN Europe ApS
Sundkrogsgade 5
DK 2100 Copenhagen
Denmark

(hereinafter referred to as “Supplier”)

and	Schaeffler KG
Industriestraße 1 - 3
91074 Herzogenaurach
Germany

acting for itself and on behalf of the companies located in Europe in which they or their respective shareholders individually or collectively, directly or indirectly hold a majority interest

(hereinafter referred to as “Customer”)

The following modifications to the Master Agreement are agreed upon:

The contracting parties shall be modified as follows:

“Schaeffler KG
Industriestraße 1 - 3
91074 Herzogenaurach
Germany

acting for itself and on behalf of the companies located in Europe in which they or their respective shareholders individually or collectively, directly or indirectly hold a majority interest”

© 2006 Schaeffler KG, All rights reserved
Level: 03/2006

3.	Scheduling agreement

Section 3.3 shall be amended as follows after the second sentence:

“The go ahead period shall be agreed between the parties with respect to the different ball sizes.”

4.	Volume Contract

In Section 4.2 the following part of sentence two shall be deleted:

“or, if no minimum volume has been stipulated, at least 25% of the contract volume,”

5.	Compliance with Regulations

The first sentence shall be replaced by the following wording:

“Supplier and customer shall ensure that they will in good time exchange all information relevant to the performance of the contractual obligations, as well of Customers' intended use of Contract Products.”

6.	Modification Requests

Section 6.2 shall be amended in the last sentence as follows:

“Supplier shall bear all costs incurred in connection with such changes, as far as such changes are in the sole interest of Supplier and not connected to any production transfer already agreed or to be agreed between the parties in writing.”

© 2006 Schaeffler KG, All rights reserved
Level: 03/2006

7.	Prices/Payment Terms/Invoices

In Section 7.1 sentence two shall be modified as follows:

“Unless otherwise agreed upon payment will be made within 30 days net.”

The last sentence of section 7.1 shall be amended as follows:

“Supplier agrees to participate in a credit note procedure in case both parties agree on such a procedure.”

Section 7.4 shall be deleted.

8.	Spare Parts

Section 8.1 shall be amended as follows:

“In case Supplier is not able to ensure the foregoing, Supplier shall in agreement with Customer produce the life time volume of the relevant Contract Product in advance on stock or Supplier shall offer the relevant tooling to Customer.”

9.	Delivery Terms/Packaging

Secton 9.5 shall be modified in the first sentence as follows:

“The Contract Products shall be packed in conformity with the then effective Packaging Manual of Customer and packaging will be invoiced separately to Customer.”

10.	Delivery Dates/Delivery Default

Sentence 7 shall be modified as follows:

“A penalty of 0,5% will be charged for each week or part of week, beginning with the second week of delay, the maximum penalty is 5% of the total order value.”

© 2006 Schaeffler KG, All rights reserved
Level: 03/2006

12.	Inspection of Incoming Contract Products

The last sentence shall be modified as follows:

“If defects ... shall be entitled to return the entire lot.”

14.	Liability for Product Defects/Costs

In section 14.1 the second sentence shall be amended as follows:

“..., following notification of the Supplier, to start emergency actions and to remedy the defects itself or have them remedied by a third party after consultation with Supplier.”

In section 14.4 the first sentence shall be amended as follows:

“.... any defects (according to section 434 clause 1 sentence 1 German Civil Code (BGB)) that arise....”.

17.	Reporting Duties

Sentence two shall be modified as follows:

“In particular, ... in a reasonable form, all information ....”

21.	Tools

shall be deleted

22.	Software

shall be deleted

© 2006 Schaeffler KG, All rights reserved
Level: 03/2006

25.	Termination for Cause

shall be modifed and amended as follows:

“... Termination for cause shall include any of the following:

- Suppliers' failure, despite Customers' notice, on repeated occasions to deliver the Contract Products in compliance with the agreement of the Parties

- Suppliers' failure to remedy a failure, as detected during an audit, to produce the Contract Products in accordance with the quality norms specified by Customer within a reasonable period of time

- (unchanged)

- Supplier directly or indirectly acquires, or becomes aquired by, or merged with a competitor of Customer or otherwise becomes controlled by, or aquires control over such competitor

Supplier shall have the right to terminate in writing for cause this Master Agreement and/or any agreements made by the Parties with respect to the supply of Contract Products, without being required to provide any advance notice. Termination for cause shall include any of the following:

- Customers failure, despite suppliers notice on repeated occasions to pay Suppliers invoices for delivered products in compliance with the agreement of the parties

- Customers serious breach of a material obligation, including but not limited to the agreement on commercial terms dated [......].

All other regulations of the Master Agreement shall remain unaffected.

place, date	Herzogenaurach,

Supplier	Schaeffler KG

/s/ illegible	/s/ illegible

© 2006 Schaeffler KG, All rights reserved
Level: 03/2006

1.	Commercial terms to the Supply Agreement

between NN Europe ApS/ NN Inc., ball and roller division

and

Schaeffler KG

1.	Contract duration
24 month,	1.period from 1.07.06 through 30.06.07
2.period from 1.07.07 through 30.06.08

2.	Volumes (minimum purchasing volumes)
Europe:	1.period	approx. € [redacted*]
2.period	approx. € [redacted*]

The european volumes are based on the EU 25 GDP growth of [redacted*]% and remain stable until a GDP of [redacted*] % is reached. Below a EU 25 GDP of [redacted*] %, the volumes are reduced by [redacted*] % per[redacted*]1% reduction of GDP, until the limit of € [redacted*] of sales volume per period. The GDP is calculated as an average of 12 month period.

North Amerika:
1. period	US $ [redacted*]
2. period	US $ [redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2

04/01/2007

3.	Pricing Europe
Based on actual pricelists, price reductions are offered as follows

 [redacted*]

NN will start sample production of Hub Balls in their slovakian plant within the second half of 2006, After PPAP of balls, Schaeffler KG will have 6 month to release these balls. If production release is in time, price reductions are as above.
If balls can not be successfully released within 6 month period, due to reasons that are under Schaeffler's and Schaeffler costumers responsability, the [redacted*]

NN commits oneself to provide a detailed time schedule for this shifting to Slovakia, at least 3 month before the first movement.
The concerned hub ball sizes are:
10.5 mm, 11.112 mm, 11.5 mm, 13.494 mm and 14.288 mm.

4.	Pricing North America

*Information omitted and submitted separately to the Commission under Rule 24b-2

04/01/2007

Based on actual pricelist all prices remain stable during the duration of the contract, except two hub balls. From 1.07.06 the following prices are applied:

Size [redacted*]mm G 16:	US $[redacted*]per 1000
Size [redacted*]mm G 16:	US $ [redacted*]per 1000

For all north american prices the steel price impact is only twice a year taken into consideration: January, 1 and July, 1, based on average price of first half 2006.

5.	Volume rebate

NN will pay a volume rebate of 1 % of total, in 12 month period achieved sales volume to Schaeffler, when the defined minimum purchasing volumes in Europe for the different periods are reached acording § 2:

Period 1:	€ [redacted*]
Period 2:	€ [redacted*]

Those volumes are fix and depend only from the discontinued NN production (basis € [redacted*]), but not from EU 25 GDP rate (§ 2). The volume rebate is payable in the month after period ending.

6.	Extraordinary rebate

NN will pay an extraordinary rebate of 5 % on european turnover in excess of € [redacted*] for the calendar year 2007 and in excess of € [redacted*] for the first half of 2008.

*Information omitted and submitted separately to the Commission under Rule 24b-2

04/01/2007

Those volumes are fix and depend only from the discontinued NN production (basis € [redacted*]), but not from EU 25 GDP rate.
The extraordinary rebate is payable in the month after period ending.

7.	Steel Price Europe

NN will apply a [redacted*] % price reduction on all european volumes effective 1.01.07, under the condition that there are no base price increases in 2007 and the quarter 1/2006 scrap costs will remain in place for the balance of 2006 (reference: index FERRAILLES E8).
Reference point for all steel price effects are steel base prices and scrap surcarges (E8) at first quarter 2006.
All price reductions or increases refer to the [redacted*] % under stable conditions.

In general, steel price effects can only be taken into consideration at the beginning of a quarter: January, 1., April, 1., July, 1. and October, 1.

8.	Terms of payment

payment will be made within 30 days net after receiving of invoice

9.	Terms of shipment

The shipment will be DDU according INCO Terms

*Information omitted and submitted separately to the Commission under Rule 24b-2

04/01/2007

10.	Exit of NN products

NN commits to secure supply of the Products covered by this agreement for the duration of the agreement. If, for any reason, NN should desire to exit production of any of the Products or transfer the manufacturing to another NN factory, NN must provide to Schaeffler one of the following solutions upon mutual agreement

1.
In case of a transfer of the manufacturing to another NN facility NN supplies the products after submission and approval of requested samples. NN to bear the cost of product testing and approval in the amount of max, € 50.000 for fourteen (14) automotive applications according attachment 1. (except aerospace applications,)

2.
NN will provide to Schaeffler a minimum of 6 months notice of the stoppage of supply of specific products which allows Schaeffler the opportunity to resource the business to another supplier or Schaeffler's in-house production, except 13 part numbers already comunicated according attachment 2. The foregoing is not applicable for aerospace applications.

3.
Special ease aerospace: Following notification of minimum 3 month time to exit of production,or such shorter time as the parties shall agree given conditions, NN will make its best efforts to make the aerospace ball manufacturing assets available to Schaeffler at fair market value to allow Schaeffler to convert this Product to in-house production.

04/01/2007

11.	General issues

This document is the commercial basis for the cooperation of both companies for the next 24 month beginning 1.07.06. It is valid after signing.
In parallel both parties declare to work out a “general supply agreement” and a “Quality Asurance Agreement”, that should be the guideline for the further cooperation independent from these commercial conditions.

Herzogenaurach, 05.01.2007

NN Europe	Schaeffler KG

/s/ illegible	/s/ illegible

04/01/2007

SCHAEFFLER GROUP

Attachment -1- to commercial terms of the Supply agreement NN

 [table redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2

Attachment -2- to commercial terms of the Supply agreement NN

[table redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2